EXHIBIT 99.1

MedicalCV Announces Continued Milestone Achievement

Minneapolis, MN, January 5, 2005 - MedicalCV, Inc. (OTC Bulletin: MDCV), a cardiovascular surgery device manufacturer, announced today that it is continuing its transition and focusing its resources on the ATRILAZE™ system for the minimally invasive treatment of atrial fibrillation as a stand-alone procedure.

“Milestone achievement continues to stay at the forefront of new management,” said Marc P. Flores, president and chief executive officer. “To date, AtriLaze system development and atrial fibrillation market definition are being accomplished in an expeditious manner.”

MedicalCV also acknowledges their continued maintenance of the Omnicarbon® mechanical heart valve business, supporting their customers and distributors during the divestiture process.  Discussions for the sale of the cardiac valve business are being held with several qualified parties and preliminary proposals and letters of agreement are being evaluated.

All potential buyers expect to grow the business and build on the twenty years of superior results of the Omnicarbon® mechanical heart valve.  Product shipments continue, the business has been ‘right sized’ and the cardiac valve business no longer represents a significant drain on company resources.

About MedicalCV, Inc.

MedicalCV, a cardiovascular surgery device manufacturer, focuses on the design, development and commercialization of new, improved and enhanced technologies, products, methods and techniques to treat cardiovascular disorders and disease, including products targeting the treatment of atrial fibrillation. MedicalCV previously developed and marketed mechanical heart valves and its proprietary pyrolytic carbon processes. The Company’s securities are traded on the OTC Bulletin Board under the symbol “MDCV.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding disposition of our heart valve business, operating improvements, development of atrial fibrillation product and minimally invasive treatment of atrial fibrillation. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; market acceptance in the U.S. of the Company’s cardiovascular products; acceptance of minimally invasive techniques for the reduction of atrial fibrillation through ablation; potential reductions in pricing by competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for cardiovascular products; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party supplies; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Company’s Annual Report on Form 10- KSB for the fiscal year ended April 30, 2004.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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